MSGI Reports Summary of Second Quarter Accomplishments and Financial Results


New York, New York, February 14, 2004 - MSGI Security Solutions, Inc. (Nasdaq:
MSGI) today announced a summary of its accomplishments for the second fiscal quarter of 2005 as well as its financial results for such period.

On December 2, 2004 and January 5, 2005; MSGI invested an aggregate 2,777,800 Euros, equivalent to $3,731,458 U.S., for a 12.5% minority stake in Excels S.p.A. (www.excelsa.net) - one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military customers. MSGI is in exclusive active discussions with Excelsa with respect to the potential acquisition of an additional interest in - or possibly all of - Excelsa. A subsequent transaction to acquire all of Excelsa would be subject to customary closing conditions including approval by MSGI shareholders.

The Innalogic subsidiary, which was acquired last quarter, will begin to report meaningful revenue next quarter. Innalogic already has a pipeline of projects representing $1 million worth of billings. The subsidiary received a purchase order from GovWorks for $491,500 representing the purchase of the Company's proprietary Innalogic SafetyWatch wireless software systems for a U.S. Department of Homeland Security agency. Revenues for the sale of a portion of the order which was completed were realized in the quarter ended September 30, 2004. The remaining systems were delivered this month and billed accordingly. This specific client relationship was reported in Company's Quarterly Report on Form 10Q under subsequent events.

Innalogic has also been engaged to:

o Deploy the SafetyWatch system at Peninsula Hotel's award-winning flagship location in New York City. Innalogic is actively working to penetrate the hotel industry - and will be demonstrating its wireless video systems to hotel security officers at events being sponsored this spring by the American Hotel & Lodging Association and the Hotel Association of New York.

o Deploy the SafetyWatch system, in a pilot program, at a high-profile commercial landmark building in midtown Manhattan operated by one of the nation's leading real estate management companies.

o Create a customized software application for Michael Stapleton Associates, a leading New York-based security services firm and one of the nation's premier bomb-detection and commercial security companies.

Innalogic develops customized technology solutions designed to apply leading-edge wireless digital video systems for surveillance and public-safety applications, allowing for rapid deployment of video technologies to heighten response time and increase disaster preparedness.

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The Future Developments America subsidiary (whose sister company in Canada has been building customized covert surveillance systems for the highest level of Canadian law enforcement agencies) has had its premier product accepted and placed into a major U.S. government technology test-bed. The evaluation emanating from this review will help establish an additional and unique validation of the product's efficacy, and be used to justify the purchase of this technology by the Department of Justice, Department of Homeland Security, and the Department of Defense. This will also enhance sales to state and local law enforcement agencies across the nation engaged in drug, organized crime and counter- terrorism investigative activities.

Further FDA has pre-purchased and inventoried components for the first $500,000 production run. FDA specializes in the design and manufacture of security-oriented electronics equipment, as well as unique covert housings that address crucial investigative requirements which are beyond conventional methods and tools.

On November 11, 2004 and December 30, 2004, MSGI raised an aggregate $6.250 million in gross proceeds through two private placements. Both of the financings were priced above market and in no cases had any re-pricing or reset provisions. These events when combined with existing assets resulted in Total Stockholders Equity of $7,533,151 - more than three times the amount reflected in the prior quarter.

MSGI did not recognize any revenue for the three months ended December 31, 2004 as two of the Company's new operating divisions were in the development stage. As previously described, revenue for completed and shipped projects will be reported in the current quarter ending March 30, 2004.

For the three months ended December 31, 2004, the Company reported a Net Loss of $1,048,810 as compared to a Net Income of $352,367 for the period ended December 31, 2003. The 2003 period included a $559,134 gain from discontinued operations as well as a $280,946 gain from the redemption of preferred stock of a discontinued operation.

The loss was derived from the following funding activities; $431,925 related to corporate overhead, $387,881 related to Innalogic, $178,004 related to FDA and $51,000 related to Excelsa. Funding obligations for all three businesses will be concluded in the current quarter ending March 30, 2004.

For the three months ended December 31, 2004, the Company reported $(0.65) diluted loss per share attributable to common shareholders based on a weighted average of 1,617,199 shares outstanding. This compares $0.27 diluted earnings per share for the period ended December 31, 2003 based on a weighted average of 1,300,827 shares outstanding.

Jeremy Barbera, Chairman and CEO of MSGI Security Solutions, Inc., said, "Last year, MSGI charted a new strategic direction - one which was focused on developing an integrated array of products to help decrease the threat of terrorism and increase homeland security in the U.S. and abroad. Clearly, we are making tremendous progress. Our strategically aligned operating companies are now generating revenues from major public and private sector clients. Importantly, we are establishing long-term customer relationships that will yield material financial returns in the years ahead. With a variety of new public safety and law-enforcement products being introduced in global markets, MSGI is extremely well-positioned to attain our revenue growth and profitability objectives."


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About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; Calgary, Alberta. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of two operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.



The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.



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